Exhibit 99.1

Westmoreland Announces Proposed Offering of
Additional Senior Secured Notes

Englewood, CO – January 17, 2012 -- Westmoreland Coal Company (NasdaqGM:WLB) today announced that it, together with Westmoreland Partners, its indirect wholly-owned subsidiary, as Co-Issuer, intends to offer $130 million principal amount of 10.75% Senior Secured Notes due 2018 (the “Notes”) as additional notes to the already outstanding $150 million principal amount of existing 10.75% Senior Secured Notes due 2018, in a private placement.  The terms, timing and structure of any transaction are subject to market and other conditions.  There can be no assurance that any transaction will ultimately be pursued or that any transaction, if pursued, will be successful.

The net proceeds from the offering of the Notes are expected to be used, together with cash on hand, to finance the acquisition of the Kemmerer Mine.  The net proceeds shall be used to pay the cash consideration of $74.4 million, approximately $32.0 million for reclamation bonding collateral and the remainder to fund initial Kemmerer working capital and to pay estimated transaction fees and expenses.

The Notes will be sold only to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The proposed issuance of the Notes will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Information

This press release contains “forward-looking” statements.  Forward-looking statements reflect current expectations and projections about future events, and thus involve uncertainty and risk.  It is possible that future events, including whether the offering is completed on the terms specified or at all, may differ from expectations due to a variety of risks and other factors such as market conditions. It is not possible to foresee or identify all such factors.  Any forward-looking statements in this press release are based on certain assumptions and analyses made in light of Westmoreland’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  Westmoreland does not intend to update any particular forward-looking statements contained in this press release.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States.  The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas.  Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.  For more information, visit www.westmoreland.com.

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Contact: Kevin Paprzycki (855) 922-6463